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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Hernandez         Bruce
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   (Last)           (First)            (Middle)

   c/o Waller-Sutton Management Group, Inc.
   555 North Lane
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                                    (Street)

   Conshohocken      PA               19428
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   (City)            (State)           (Zip)

________________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

   2/16/00

________________________________________________________________________________
3. IRS or Social Security Number of Reporting Person Entity (Voluntary)



________________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   Choice One Communications, Inc. (CWON)

________________________________________________________________________________
5. Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6. If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1473 (7-96)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security              cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

      Bruce Hernandez                              February 16, 2000
--------------------------------              ---------------------------------
  Signature of Reporting Person                          Date
      Bruce Hernandez
                                                                          Page 2
                                                                 SEC 1473 (7-97)